Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS 207% LINKED QUARTER INCREASE IN BUSINESS BANKING ORIGINATIONS

Three New Business Development Teams online in the Second Quarter

Brooklyn, NY – July 26, 2018 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $12.3 million for the quarter ended June 30, 2018, or $0.33 per diluted common share, compared with net income of $14.7 million for the quarter ended March 31, 2018, or $0.39 per diluted common share, and net income of $12.0 million for the quarter ended June 30, 2017, or $0.32 per diluted common share. The linked quarter decline in EPS was attributable to the absence of gains from sales of securities in the current quarter compared to $1.4 million in the prior quarter, a reduction in prepayment related fee income to $1.6 million in the current quarter compared to $2.3 million in the prior quarter, and a $97.4 million linked quarter reduction in average earning-assets due to increased payoffs in the multifamily loan portfolio as the Company continues to focus on re-mixing the loan portfolio via its team-based Business Banking division buildout.

Highlights for the second quarter of 2018 included:

▪	Robust Business Banking division loan originations of $142.5 million in the second quarter, a 207% increase versus the first quarter of 2018;

▪
New Business Banking loan originations for the second quarter were at significantly higher rates than the overall loan portfolio; the weighted average rate (“WAR”) on new Business Banking real estate originations was 4.81% and the WAR on new C&I originations was 5.72 % for the three months ended June 30, 2018, compared to the total real estate and C&I loan portfolio WAR of 3.66% at June 30, 2018;

▪
Strong growth in checking account balances; on a year-over-year basis, the sum of average non-interest bearing checking account balances and average interest-bearing checking account balances increased by 11% to $462.4 million for the current quarter;

▪	Loan-to-deposit ratio declined to 124% at June 30, 2018, versus 133% at June 30, 2017;

▪	Consolidated Company commercial real estate (“CRE”) concentration ratio declined to 714.6% at June 30, 2018;

▪
Newly formed Residential Lending group, led by industry veteran Nancy Tomich, commenced accepting residential loan applications in June 2018; the first loan closing  is expected to take place in early August;

▪	Nonperforming assets and loans 90 days or more past due on accrual status declined to $6.4 million at June 30, 2018, and represented only 0.10% of total assets at that date;

▪
Reported book value per share and tangible book value per share (which consists of common equity less goodwill, divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) grew to $16.37 and $14.89, respectively, at June 30, 2018; and

▪	Successfully completed conversion of core systems in June 2018.

Kenneth J. Mahon, President and CEO of the Company, stated “The strong growth that we experienced in our Business Banking division gives us a great deal of confidence in achieving our full year 2018 portfolio growth targets for this business. The Business Banking division ended the second quarter with approximately $66 million of low-cost relationship-based checking and leasehold deposits at an average cost of approximately 2 basis points, compared to approximately $48 million of checking and leasehold deposits at an average cost of approximately 1 basis point for the first quarter.”

Mr. Mahon concluded, “I want to thank all of Dime’s employees for their dedication and hard work towards successfully completing our core systems conversion. The transition to our new core platform is a key building block in our journey towards becoming a successful community commercial bank.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the second quarter of 2018 was $36.1 million, a decrease of $1.9 million (5.0%) from the first quarter of 2018 and a decrease of $1.9 million (5.0%) over the second quarter of 2017. Net interest margin (“NIM”) was 2.39% during the second quarter of 2018, compared to 2.47% in the first quarter of 2018, and 2.57% during the second quarter of 2017.  The linked quarter decrease in NIM was due to a 10 basis point increase in the average cost of funds and a $0.7 million linked quarter reduction in income related to loan prepayment activity.  Net interest margin, excluding income related to prepayment activity decreased by 4 basis points versus the first quarter of 2018.  This compares to a 9 basis point decline when comparing the first quarter of 2018 to the fourth quarter of 2017.

Average interest-earning assets were $6.05 billion for the second quarter of 2018; a 6.3% (annualized) decrease from $6.15 billion for the first quarter of 2018, and a 2.2% increase from $5.92 billion for the second quarter of 2017. The linked quarter decline in average interest-earnings assets was primarily driven by a decline in real estate loans, as the volume of loan payoffs exceeded new originations.

Average securities and other short-term investments were $596.6 million for the second quarter of 2018, a 20.4% (annualized) increase from $567.7 million for the first quarter of 2018, and a 415.4% increase from $115.8 million for the second quarter of 2017.

For the second quarter of 2018, the average yield on interest-earning assets was 3.57%, a decrease of 1 basis point compared with the first quarter of 2018, and an increase of 3 basis points compared to the second quarter of 2017.  The average cost of funds (which includes Federal Home Loan Bank advances) was 1.40% for the second quarter of 2018, an increase of 10 basis points versus the first quarter of 2018, and an increase of 26 basis points versus the second quarter of 2017.

Loans

The real estate loan portfolio declined by $129.6 million (9.7% annualized) during the second quarter of 2018 due primarily to increased loan payoffs versus the first quarter of 2018.  Real estate loan originations were $122.9 million during the second quarter of 2018, at a weighted average interest rate of 4.82%, compared to $75.0 million of originations for the prior quarter, at a weighted average interest rate of 4.17%. Real estate loan amortization and satisfactions totaled $253.2 million, or 19.2% (annualized) of the portfolio balance, at an average rate of 3.73%. The annualized loan payoff rate of 19.2% for the second quarter of 2018 was higher than both the first quarter of 2018 (13.6%) and the second quarter of 2017 (10.5%) due to higher prepayment volume. The increase in real estate loan payoffs during the second quarter of 2018 was primarily due to 1 large relationship that paid off totaling approximately $53.5 million. Average real estate loans were $5.31 billion in the second quarter of 2018, a decrease of $127.6 million (9.4% annualized) from the first quarter of 2018, and a decrease of $451.7 million (7.8%) from the second quarter of 2017.

Included in total real estate loan originations during the second quarter of 2018 were $74.2 million of originations from the Business Banking division at a weighted average rate of 4.81%, compared to $21.2 million of originations at a weighted average rate of 4.21% during the first quarter of 2018.

Commercial and industrial (“C&I”) loan originations were $68.3 million during the second quarter of 2018, at a weighted average rate of 5.72%, compared to $25.3 million at a weighted average rate of 4.81% during the first quarter of 2018. Total C&I loan balances were $172.0 million at the end of the second quarter of 2018, compared to $145.8 million at the end of the first quarter of 2018.  C&I loan amortization and satisfactions totaled $40.5 million due in part to a $22.0 million loan that originated and paid-off during the second quarter, resulting in additional prepayment fee income of $0.2 million.

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based deposits sourced from its retail branches and Business Banking division.  Mr. Mahon commented, “A key part of our business model transformation is the generation of low cost deposits, and this was validated by the 11% year-over-year growth in average total checking accounts.”

The average cost of total deposits increased 9 basis points on a linked quarter basis to 1.09% as the Bank increased rates on selective money market and certificates of deposit products in light of increased competition. Overall, total deposits decreased by $71.0 million during the second quarter of 2018 from the linked quarter. Mr. Mahon continued, “Total deposits declined in the second quarter primarily due to $115 million of net outflows from our DimeDirect internet channel. Competition in the online space is not expected to abate in the near term, especially given the recent entry of several large national banks.  Our focus remains on generating core business deposits, and as such our posted online rates now lag other banks by a significant margin. As mentioned previously, we intend to manage the balance sheet and the loan-to-deposit ratio with the goal of keeping deposit betas as low as possible.”

The loan-to-deposit ratio was 124.0% at June 30, 2018, compared to 124.3% at March 31, 2018 and 133.0% at June 30, 2017.

Total borrowings increased slightly by $33.3 million during the second quarter of 2018 as compared to the first quarter of 2018.   Mr. Mahon commented: “Given rising interest rates over the course of the past year we made a conscious decision to extend durations on our borrowings portfolio. At June 30, 2018, only 23% of our $1 billion borrowing portfolio consists of bullet advances that have a remaining term of less than a year, compared to 47% of the $945 million borrowing portfolio from the year-ago period.”

Non-Interest Income

Non-interest income was $2.2 million during the second quarter of 2018, which was $1.0 million lower compared to the first quarter of 2018, and an increase of $0.5 million compared to the second quarter of 2017.  The linked quarter decrease in non-interest income was primarily the result of $1.4 million of gains during the first quarter of 2018 from the sale of securities that the Bank had retained from its Freddie Mac sponsored Q-deal securitization, offset by $0.4 million of increased loan fees during the second quarter of 2018.

Non-Interest Expense

Total non-interest expense was $20.8 million during the second quarter of 2018, $21.7 million during the first quarter of 2018, and $19.5 million during the second quarter of 2017. The year-over-year increase in non-interest expense was primarily the result of a $1.9 million increase in salaries and employee benefits.

The ratio of non-interest expense to average assets was 1.33% during the second quarter of 2018, lower than 1.36% during the first quarter of 2018, and higher than 1.27% during the second quarter of 2017.

The efficiency ratio was 54.4% during the second quarter of 2018, 54.6% during the first quarter of 2018, and higher than the 49.0% during the second quarter of 2017.

Income Tax Expense

The reported effective tax rate for the second quarter of 2018 increased slightly to 25.0% during the second quarter of 2018.

Credit Quality

Non-performing loans at June 30, 2018 were $1.6 million, or 0.03% of total loans, a decrease from $1.7 million, or 0.03% of total loans, at March 31, 2018.  The allowance for loan losses was 0.39% of total loans at both June 30, 2018, and March 31, 2018. At June 30, 2018, non-performing assets represented 1.1% of the sum of tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the “Texas Ratio”) (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release), which is lower than the ratio of 2.7% at March 31, 2018.  A loan loss provision of $1.1 million was recorded during the second quarter of 2018, compared to a loan loss provision of $0.2 million during the first quarter of 2018, and a provision for loan losses of $1.0 million during the second quarter of 2017.  The provision during the second quarter of 2018 was primarily due to charge-offs on two relationships that were previously on non-accrual status and also growth in the overall C&I loan portfolio.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 9.09% at June 30, 2018, was in excess of all applicable regulatory requirements.

The bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements inclusive of conservation buffer amounts.  At June 30, 2018, the bank’s leverage ratio was 9.94%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 13.09% and 13.55%, respectively. Mr. Mahon commented, “Our capital levels are very strong and we expect that our business model transformation will result in the CRE concentration ratio, which was 714.6% at June 30, 2018 on a consolidated basis, continuing to trend down over time.”

Diluted earnings per common share of $0.33 exceeded the quarterly $0.14 cash dividend per share by 136% during the second quarter of 2018, equating to a 42.4% dividend payout ratio.

Book value per share was $16.37 and tangible book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) was $14.89 at June 30, 2018.

Earnings Call Information

The Company will conduct a conference call at 5:30 p.m. (ET) on Thursday, July 26, 2018, during which President and Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s second quarter financial performance.  There will be a question and answer period after the CEO remarks. Dial-in information for the live call is 1-888-317-6016. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom180726.html. Dial-in information for the replay is 1-877-344-7529 using access code #10122039. Replay will be available July 26, 2018 (7:30 p.m.) through August 2, 2018 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.25 billion in consolidated assets as of June 30, 2018. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the bank can be found on Dime’s website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company’s financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Senior Vice President – Corporate Development and Treasurer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	June 30, 2018	March 31, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$150,992	$188,826	$169,455
Mortgage-backed securities available for sale	414,938	354,410	351,384
Marketable equity securities, at fair value	6,368	6,433	-
Investment securities available for sale	5,078	-	4,006
Trading securities	-	-	2,715
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	60,159	62,596	63,095
Multifamily residential and residential mixed use (1)(2)	4,106,094	4,280,951	4,381,180
Commercial real estate	1,053,582	1,007,595	1,010,603
Acquisition, development, and construction (“ADC”)	10,526	9,413	9,189
Total real estate loans	5,230,361	5,360,555	5,464,067
Commercial and industrial (“C&I”)	172,522	145,818	136,671
Other loans	1,477	1,053	1,379
Allowance for loan losses	(20,984)	(21,204)	(21,033)
Total loans, net	5,383,376	5,486,222	5,581,084
Premises and fixed assets, net	25,340	25,276	24,326
Loans held for sale	430	-	-
Federal Home Loan Bank of New York capital stock	53,874	52,514	59,696
Bank Owned Life Insurance (“BOLI”)	109,977	109,257	108,545
Goodwill	55,638	55,638	55,638
Other assets	47,164	47,341	46,611
TOTAL ASSETS	$6,253,175	$6,325,917	$6,403,460
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Non-interest bearing checking	$356,626	$325,071	$307,746
Interest-bearing checking	121,060	124,527	124,283
Savings	349,790	357,152	362,092
Money Market	2,280,915	2,399,200	2,517,439
Sub-total	3,108,391	3,205,950	3,311,560
Certificates of deposit	1,251,002	1,224,491	1,091,887
Total Due to Depositors	4,359,393	4,430,441	4,403,447
Escrow and other deposits	89,302	131,953	82,168
Federal Home Loan Bank of New York advances	1,043,650	1,010,400	1,170,000
Subordinated Notes Payable, net	113,686	113,649	113,612
Other liabilities	31,612	31,517	35,666
TOTAL LIABILITIES	5,637,643	5,717,960	5,804,893
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,690,825 shares and 53,624,453 shares issued at June 30, 2018 and December 31, 2017, respectively, and 37,591,261 shares and 37,419,070 shares outstanding at June 30, 2018 and December 31, 2017, respectively)	537	537	536
Additional paid-in capital	278,194	277,070	276,730
Retained earnings	551,818	544,762	535,130
Accumulated other comprehensive loss, net of deferred taxes	(4,578)	(4,037)	(3,641)
Unearned Restricted Stock Award common stock	(4,821)	(3,855)	(2,894)
Common stock held by the Benefit Maintenance Plan	(2,148)	(2,196)	(2,736)
Treasury stock (16,099,564 shares and 16,205,383 shares at June 30, 2018 and December 31, 2017, respectively)	(203,470)	(204,324)	(204,558)
TOTAL STOCKHOLDERS’ EQUITY	615,532	607,957	598,567
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,253,175	$6,325,917	$6,403,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Loans secured by real estate	$47,828	$49,575	$51,137	$97,403	$101,612
Commercial and industrial (“C&I”)	2,156	1,656	474	3,812	515
Other loans	18	19	18	37	36
Mortgage-backed securities	2,406	2,257	14	4,663	28
Investment securities	49	15	164	64	354
Other short-term investments	1,547	1,511	611	3,058	1,328
Total interest income	54,004	55,033	52,418	109,037	103,873
Interest expense:
Deposits and escrow	11,988	10,751	9,509	22,739	19,016
Borrowed funds	5,882	6,267	4,856	12,149	9,317
Total interest expense	17,870	17,018	14,365	34,888	28,333
Net interest income	36,134	38,015	38,053	74,149	75,540
Provision for loan losses	1,113	193	1,047	1,306	1,497
Net interest income after provision for loan losses	35,021	37,822	37,006	72,843	74,043

Non-interest income:
Service charges and other fees	1,299	911	919	2,210	1,713
Mortgage banking income, net	102	111	65	213	81
Gain (loss) on equity and trading securities	19	(4)	59	15	134
Gain on sale of securities and other assets	-	1,370	-	1,370	-
Gain on sale of loans	35	90	-	125	-
Income from BOLI	720	712	551	1,432	1,096
Other	62	54	153	116	501
Total non-interest income	2,237	3,244	1,747	5,481	3,525
Non-interest expense:
Salaries and employee benefits	10,884	11,177	8,960	22,061	18,984
Stock benefit plan compensation expense	407	388	381	795	677
Occupancy and equipment	3,697	3,872	3,500	7,569	7,128
Data processing costs	1,797	1,754	1,503	3,551	3,110
Marketing	146	1,047	1,466	1,193	2,932
Federal deposit insurance premiums	474	665	712	1,139	1,367
Other	3,422	2,831	2,947	6,253	6,040
Total non-interest expense	20,827	21,734	19,469	42,561	40,238

Income before taxes	16,431	19,332	19,284	35,763	37,330
Income tax expense	4,110	4,587	7,295	8,697	14,184

Net Income	$12,321	$14,745	$11,989	$27,066	$23,146

Earnings per Share (“EPS”):
Basic	$0.33	$0.39	$0.32	$0.72	$0.62
Diluted	$0.33	$0.39	$0.32	$0.72	$0.61

Average common shares outstanding for Diluted EPS	37,515,373	37,464,725	37,635,798	37,496,982	37,590,198

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Per Share Data:
Reported EPS (Diluted)	$0.33	$0.39	$0.32	$0.72	$0.61
Cash dividends paid per share	0.14	0.14	0.14	0.28	0.28
Book value per share	16.37	16.22	15.41	16.37	15.41
Tangible book value per share (1)	14.89	14.73	13.93	14.89	13.93
Dividend payout ratio	42.42%	35.90%	43.75%	38.89%	45.90%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.79%	0.93%	0.78%	0.86%	0.76%
Return on average common equity	8.06%	9.77%	8.32%	8.91%	8.08%
Return on average tangible common equity (1)	8.87%	10.76%	9.20%	9.81%	8.94%
Net interest spread	2.17%	2.28%	2.40%	2.23%	2.40%
Net interest margin	2.39%	2.47%	2.57%	2.43%	2.57%
Average interest-earning assets to average interest-bearing liabilities	117.93%	115.84%	117.18%	116.87%	116.77%
Non-interest expense to average assets	1.33%	1.36%	1.27%	1.35%	1.32%
Efficiency ratio	54.35%	54.60%	48.99%	54.48%	50.98%
Loan-to-deposit ratio at end of period	123.97%	124.31%	133.01%	123.97%	133.01%
Effective tax rate	25.01%	23.73%	37.83%	24.32%	38.00%

Average Balance Data:
Average assets	$6,265,128	$6,369,310	$6,128,378	$6,317,219	$6,077,646
Average interest-earning assets	6,047,600	6,145,013	5,918,173	6,096,307	5,871,241
Average loans	5,450,973	5,577,309	5,802,417	5,514,141	5,746,758
Average deposits	4,395,589	4,378,117	4,476,004	4,386,853	4,480,757
Average common equity	611,477	603,555	576,689	607,516	573,206
Average tangible common equity (1)	555,840	547,917	521,051	551,879	517,568

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$1,554	$1,719	$3,374	$1,554	$3,374
Non-performing assets (2)	1,554	1,719	4,661	1,554	$4,661
Net charge-offs	1,333	22	16	1,355	48
Non-performing loans/ Total loans	0.03%	0.03%	0.06%	0.03%	0.06%
Non-performing assets/ Total assets	0.02%	0.03%	0.07%	0.02%	0.07%
Allowance for loan loss/ Total loans	0.39%	0.39%	0.37%	0.39%	0.37%
Allowance for loan loss/ Non-performing loans	1350.32%	1233.51%	651.60%	1350.32%	651.60%
Loans delinquent 30 to 89 days at period end	$745	$2,947	$1,872	$745	$1,872

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	9.03%	8.81%	8.46%	9.03%	8.46%
Tier 1 common equity ratio	11.96	11.87	10.78	11.96	10.78
Tier 1 risk-based capital ratio	11.96	11.87	12.17	11.96	12.17
Total risk-based capital ratio	14.85	14.79	14.96	14.85	14.96
Tier 1 leverage ratio	9.09	8.79	9.86	9.09	9.86

Capital Ratios - Bank Only:
Tier 1 common equity ratio	13.09%	12.97%	11.44%	13.09%	11.44%
Tier 1 risk-based capital ratio	13.09	12.97	11.44	13.09	11.44
Total risk-based capital ratio	13.55	13.43	11.88	13.55	11.88
Tier 1 leverage ratio	9.94	9.59	9.25	9.94	9.25

(1)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.
(2)	Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset, if applicable.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,307,712	$47,828	3.60%	$5,435,400	$49,575	3.65%	$5,759,565	$51,137	3.55%
Commercial and industrial loans	142,224	2,156	6.06	140,720	1,656	4.71	41,776	474	4.54
Other loans	1,037	18	6.94	1,189	19	6.39	1,076	18	6.69
Mortgage-backed securities	389,373	2,406	2.47	351,196	2,257	2.57	3,460	14	1.62
Investment securities	10,243	49	1.91	6,492	15	0.92	16,970	164	3.87
Other short-term investments	197,011	1,547	3.14	210,016	1,511	2.88	95,326	611	2.56
Total interest-earning assets	6,047,600	54,004	3.57%	6,145,013	55,033	3.58%	5,918,173	$52,418	3.54%
Non-interest-earning assets	217,528			224,297			210,205
Total assets	$6,265,128			$6,369,310			$6,128,378

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$126,507	$57	0.18%	$124,440	$54	0.18%	$114,257	$65	0.23%
Money market accounts	2,351,935	6,893	1.18	2,432,242	6,318	1.05	2,767,455	6,139	0.89
Savings accounts	354,441	55	0.06	359,638	59	0.07	367,995	46	0.05
Certificates of deposit	1,226,812	4,983	1.63	1,151,146	4,320	1.52	925,535	3,259	1.41
Total interest-bearing deposits	4,059,695	11,988	1.18	4,067,466	10,751	1.07	4,175,242	9,509	0.91
Borrowed Funds	1,068,583	5,882	2.21	1,237,094	6,267	2.05	875,057	4,856	2.23
Total interest-bearing liabilities	5,128,278	17,870	1.40%	5,304,560	17,018	1.30%	5,050,299	$14,365	1.14%
Non-interest-bearing checking accounts	335,894			310,651			300,762
Other non-interest-bearing liabilities	189,479			150,544			200,628
Total liabilities	5,653,651			5,765,755			5,551,689
Stockholders’ equity	611,477			603,555			576,689
Total liabilities and stockholders’ equity	$6,265,128			$6,369,310			$6,128,378
Net interest income		$36,134			$38,015			$38,053
Net interest spread			2.17%			2.28%			2.40%
Net interest-earning assets	$919,322			$840,453			$867,874
Net interest margin			2.39%			2.47%			2.57%
Ratio of interest-earning assets to interest-bearing liabilities		117.93%			115.84%			117.18%

Deposits (including non-interest bearing checking accounts)	$4,395,589	$11,988	1.09%	$4,378,117	$10,751	1.00%	$4,476,004	$9,509	0.85%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES (“WAR”) (1)
(Dollars in thousands)

	At June 30, 2018		At March 31, 2018		At December 31, 2017
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$60,159	4.42%	$62,596	4.36%	$63,095	4.33%
Multifamily residential and residential mixed use (2)(3)	4,106,094	3.49	4,280,951	3.42	4,381,180	3.40
Commercial and commercial mixed use real estate	1,053,582	3.85	1,007,595	3.95	1,010,603	3.95
Acquisition, development, and construction (“ADC”)	10,526	6.02	9,413	5.84	9,189	5.59
Total real estate loans	5,230,361	3.61	5,360,555	3.53	5,464,067	3.51

Commercial and industrial (“C&I”)	172,522	5.30%	145,818	4.99%	$136,671	4.82%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS (“TDRs”)
(Dollars in thousands)

	At June 30, 2018	At March 31, 2018	At December 31, 2017
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$306	$449	$436
Commercial real estate	1,158	-	93
Commercial mixed use real estate (2)	89	90	-
C&I	-	1,179	-
Other	1	1	4
Total Non-Performing Loans (3)	$1,554	$1,719	$533

Total Non-Performing Assets	$1,554	$1,719	$533

Performing Loans
One- to four-family and cooperative/condominium apartment	$18	$20	$22
Multifamily residential and mixed use residential real estate (1)(2)	597	604	619
Mixed use commercial real estate (2)	4,130	4,152	4,174
Commercial real estate	-	3,279	3,296
Total Performing TDRs	$4,745	$8,055	$8,111

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At June 30, 2018	At March 31, 2018	At December 31, 2017
Total Non-Performing Assets	$1,554	$1,719	$533
Loans 90 days or more past due on accrual status (5)	4,873	13,816	19,935
TOTAL PROBLEM ASSETS	$6,427	$15,535	$20,468

Tangible common equity (6)	$559,894	$552,319	$542,929
Allowance for loan losses and reserves for contingent liabilities	21,009	21,229	21,058
TANGIBLE COMMON EQUITY PLUS RESERVES	$580,903	$573,548	$608,680

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE COMMON EQUITY AND RESERVES)	1.1%	2.7%	3.4%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Reconciliation of Reported and Adjusted (“non-GAAP”) Net Income:
Reported net income	$12,321	$14,745	$11,989	$27,066	$23,146
Adjustments to Net Income (1):			-	-	-
Less: Gain on sale of securities	-	(930)	-	(930)	-
Tax adjustment	-	(92)	-	(92)	-
Adjusted (“non-GAAP”) net income	$12,321	$13,723	$11,989	$26,044	$23,146

Adjusted Ratios (Based upon “non-GAAP Net Income” as calculated above):
Adjusted EPS (Diluted)	$0.33	$0.36	$0.32	$0.69	$0.61
Adjusted return on average assets	0.79%	0.86%	0.78%	0.82%	0.76%
Adjusted return on average common equity	8.06%	9.09%	8.32%	8.57%	8.08%
Adjusted return on average tangible common equity	8.87%	10.02%	9.20%	9.44%	8.94%

	June 30, 2018	March 31, 2018	December 31, 2017
Reconciliation of Tangible Assets:
Total assets	$6,253,175	$6,325,917	$6,403,460
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,197,537	$6,270,279	$6,347,822

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$615,532	$607,957	$598,567
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$559,894	$552,319	$542,929

(1)	Adjustments to net income are taxed at the company’s statutory tax rate of approximately 32% for 2018 and 45% for 2017, unless otherwise noted.